Exhibit 4.7

Moore Corporation Limited

Savings Plan

Amended and Restated as of July 1, 2001

June 2001

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	i

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 1

Article 1 , Introduction

1.01	The Moore Corporation Limited Savings Plan was originally established effective January 1, 1986. The Plan text was restated (draft dated May, 1994) effective July 1, 1991 to incorporate all amendments to the Plan up to and including that date. Significant changes since January 1, 1986 were:

(a)	Participant contributions to the DPSP were not permitted after December 31, 1990.

(b)	The Supplementary Retirement Income Plan (SRIP) was folded in to the Retirement Income Plan (RIP) in connection with the redesign of the retirement program, effective July 1, 1991; thus the SRIP was no longer associated with the Savings Plan. Individual SRIP balances were converted to pensions and incorporated in the RIP to ensure that benefits earned to July 1, 1991 were not reduced with the change in pension plan design. SRIP funds were transferred to the RIP trust fund.

(c)	The maximum Participant contribution rate was increased from 8% to 15% of Covered Earnings.

(d)	The Moore Corporation Limited Common Stock Purchase Options, one for Registered Plans and one for the EPSP, were set up to provide an additional investment option.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 2

1.02	The plan text was restated (dated October 1998) effective January 1, 1998 to incorporate further amendments to the Plan up to and including that date. Further changes were effective May 1, 1998 and were included in the text. Significant changes since July 1, 1991 were:

(a)	Effective January 1, 1995:

(i)	New Employees may join the Plan after three months of Service; Employer matching contributions commence after one year of Service.

(ii)	Participants may transfer funds from other registered retirement savings vehicles to the Group Retirement Savings Plan. Employees, prior to joining the Plan, may transfer funds from a previous employer’s registered pension plan to the Group Retirement Savings Plan.

(iii)	Participants may make lump sum contributions to the Plan.

(iv)	Administrative fees are allocated to Participant Accounts.

(b)	Effective January 1, 1998:

(i)	Potential Employer Performance Matching Contributions are introduced, to a maximum of 90% of Participant Basic Contributions.

(ii)	Employer Basic Matching Contributions and Employer Supplementary Matching Contributions are discontinued for all but Grandfathered Employees, i.e. Participants who are at least age 50 with ten years of Service, or who are at least age 45 with 20 years of service, and who elect to continue under the prior arrangement.

(iii)	$1,000 cap on Employer Contributions to the DPSP is removed.

(c)	Effective May 1, 1998:

(i)	Transactions, including enrollment, contribution level changes, selection of Participant Plan Arrangement, and allocation of Participant and Employer Contributions among Investment Options, may be made monthly rather than quarterly.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 3

(ii)	Additional Investment Options (Global Equity, Bond and Money Market Funds) are introduced.

(iii)	Penalty for non-hardship withdrawal of Participant Contributions is changed from suspension of participation in the Plan to reducing the annual Employer Contribution by 50%.

(d)	Effective November 1, 1999:

(i)	Transactions, including allocation of Participant and Employer Contributions among Investment Options, withdrawals, beneficiary changes, lump sum deposits, rollovers, transfers of employee contributions from EPSP to GRSP, may be made daily.

(ii)	Additional Investment Options (1 year, 2 year, 4 year, 5 year term GIC’s) are introduced.

(iii)	Lump sum deposits can be made at any time, and are not subject to any minimum requirement.

(iv)	Written requests are no longer required for a Participant to vary his contribution rate, or to change his investment allocations. Participants are required to contact the Trustee directly via internet access or telephone.

(v)	Valuation of the Plan will be daily.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 4

(vi)	Participants shall be responsible for the monitoring of their own personal Registered Retirement Savings Plan contribution limits as defined under the Income Tax Act (Canada) and Regulation thereto, and shall direct their contributions to the non-registered plan when limits have been reached.

(e)	Effective January 1, 2001

(i)	Potential Employer Performance Matching Contributions based on company performance are removed for both Grandfathered and Non-Grandfathered Participants. Basic Employer Match of $.25 for each $1.00 of Employee Basic Contribution for Grandfathered Participants is removed.

(ii)	Basic Employer Match of $.50 for each $1.00 of Employee Basic Contribution is introduced for both Grandfathered and Non-Grandfathered Participants.

(iii)	The maximum Participant’s Basic Contribution is changed from 5% of Covered Earnings to 6% of Covered Earnings.

(a)	Effective May 1, 2001

(i)	Penalty for first withdrawal in a Plan Year of Participant’s Contributions for reasons other than Hardship, of twelve months of suspension of Plan participation, for a Grandfathered Participant is changed to suspension of Employer Matching Contributions for twelve months following the withdrawal.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 5

(ii)	Penalty for first withdrawal in a Plan Year of Participant Contributions for reasons other than Hardship for a Non-Grandfathered Participant, results in eligibility for only one half of any Potential Employer Matching Contributions for that Plan Year is changed to suspension of Employer Matching Contributions for twelve months following the withdrawal.

1.03	The terms of this Plan text shall apply for Employees participating in the Plan on and after November 1, 1999. Benefits for a Participant who ceases participation in the Plan prior to November 1, 1999 shall be determined in accordance with the terms of the Plan at the time of ceasing participation, except as may be specifically provided herein.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 6

Article 2 , Definitions

In this Plan the following words and phrases shall, unless otherwise indicated, have the following meanings:

2.01	“Applicable Tax Legislation” means tax legislation as it applies to savings plans, including registered retirement savings plans, deferred profit sharing plans and employee profit sharing plans. Applicable Tax Legislation includes the Income Tax Act (Canada) and any applicable provincial income tax act, as amended from time to time, together with any relevant regulations and application rules made thereunder from time to time.

2.02	“Appropriate Form” means the form provided or prescribed by the Committee for a particular purpose.

2.03	“Approved Absence” means

(a)	any period of absence not in excess of one year during which an Employee absents himself from work with the approval or at the direction of the Employer, including but not restricted to absence on account of sickness, accident, disability, maternity or parenting; provided such Employee returns to work for the Employer at such time as the Employer may reasonably require; and

(b)	any period of absence during which the Employee was in military service with the Canadian armed forces if he is re-employed within 90 days following termination of such military service.

During an Approved Absence the Employee will be regarded as in the Service of the Employer.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 7

2.04	“Beneficiary” shall mean a person last designated by a Participant in accordance with Article 16.10 of the Plan.

2.05	“Board of Directors” means the Board of Directors of the Corporation.

2.06	“Committee” means the Pension Committee as provided in Article 14.

2.07	“Corporation” means Moore Corporation Limited and includes any successor thereto, provided that reference to any action to be taken, approval to be given or power or discretion to be exercised by the Corporation shall refer to the Board of Directors or any officer or employee of the Corporation duly authorized by the Board of Directors in that behalf.

2.08	“Covered Earnings” shall mean the total annual compensation paid to an Employee for Service with the Employer and shall include basic salary, basic wages, overtime, shift differentials, commissions and bonuses.

2.09	“Deferred Profit Sharing Plan” or “DPSP” shall mean the Moore Corporation Limited Deferred Profit Sharing Plan established to receive contributions in accordance with the provisions of the Plan.

2.10	“Disability” shall mean a state of incapacity which is deemed to commence

(a)	for an Employee who is a member of the Employer’s long term disability plan, on the date that he qualifies for a disability benefit from the long term disability plan.

(b)	for an Employee who is not a member of the Employer’s long term disability plan, on the date seven months after he becomes disabled and has been certified by medical documentation acceptable to the Employer to be unable to perform services of the nature usually performed by him for the Employer during the preceding six months.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 8

2.11	“Effective Date” shall mean January 1, 1986, the effective date of the Plan.

2.12	“Eligible Employee” shall mean an Employee who has completed three months of continuous Service with the Employer.

2.13	“Employee” means any person who is actively rendering services with the Employer, or with the Employer and one or more Associated Companies, on a permanent Full-time Basis and who receives Covered Earnings from the Employer.

The term Employee shall not include any person hired on a part-time, temporary or contract basis.

2.14	“Employee Profit Sharing Plan” or “EPSP” means the Moore Corporation Limited Employee Profit Sharing Plan established to receive contributions in accordance with the provisions of the Plan.

2.15	“Employer” means the Corporation and includes:

(a)	any Predecessor Company;

(b)	any Associated Company which adopts the Plan after the Effective Date and any successor thereto; and

(c)	any wholly-owned subsidiary of the Corporation whose employees have been designated by the Board of Directors as eligible to participate in the Plan.

“Associated Company” means any company which is designated by the Corporation as an Associated Company.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 9

“Predecessor Company” means any company, all or a substantial part of whose business and assets have been acquired by the Corporation, and any company which has been amalgamated with the Corporation.

The following are wholly owned subsidiaries who have been designated by the Board of Directors as eligible to participate in the Plan:

(a)	Logidec, effective July 1, 1997

(b)	Phoenix Group, Inc., effective April 1, 1998

2.16	“Employer Contributions” means the total of the contributions made by the Employer for the benefit of a Participant pursuant to the terms of the Plan, as described in Article 5.

2.17	“Full-time Basis” means employment which is customarily for more than 20 hours per week.

2.18	“Fund Manager” means the Trust Company and/or Insurance Company and/or investment fund manager selected by the Committee to invest the funds of the Plan.

2.19	“Grandfathered Employee” means an Employee who, as of December 31, 1997 is

(a)	at least age 50 and has at least ten years of Service, or

(b)	at least age 45 and has at least 20 years of Service,

and who elected to continue participation in the Plan under Employer Contribution provisions as they existed prior to January 1, 1998, as described in Article 5.

2.20	“Group Retirement Savings Plan” or “GRSP” means the Moore Corporation Limited Group Retirement Savings Plan established to receive contributions in accordance with the provisions of the Plan and based on which individual contracts registered under the Applicable Tax Legislation will be issued.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 10

2.21	“Insurance Company” means an insurance company authorized to do life insurance business in Canada.

2.22	“Investment Option(s)” means the Investment Options(s) described in Article 8.01.

2.23	“Participant” means an Employee who elects to participate in the Plan in accordance with Article 3.

2.24	“Participant Accounts” means the separate accounts maintained for a Participant in the Trust Funds to which Participant Contributions and Employer Contributions are made and which are invested in the Investment Options as described in Article 9.

2.25	“Participant Contributions” means the total of the contributions made by a Participant as described in Article 4.

2.26	“Plan” means the Moore Corporation Limited Savings Plan, as amended from time to time.

2.27	“Plan Year” means the calendar year.

2.28	“Prior Participant DPSP Contributions” means the amounts contributed prior to January 1, 1991 by a Participant to the DPSP, either as Basic Contributions or Additional Contributions.

2.29	“Registered Plans” means the Deferred Profit Sharing Plan and the Group Retirement Savings Plan.

2.30	“Retirement” or “Retired” mean retirement within the meaning of the Retirement Income Plan.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 11

2.31	“Retirement Income Plan” or “RIP” means the Moore Corporation Limited Retirement Income Plan.

2.32	“Service” means the period of employment as an Employee of the Employer (commencing, in the case of an Employer referred to in clause (c) of that definition, on the effective date of the designation) prior to Retirement. Service must be continuous and without interruption, other than for an Approved Absence as provided in Article 2.03.

In the case of any person in the employment of a company which becomes a Predecessor Company after the Effective Date, or any person in the employ of an Associated Company which becomes an Employer after the Effective Date, his period of prior employment with such company shall not be included in his period of Service except to the extent and for the purposes then determined by the Corporation.

In the case of any person who was in the employ of a company which became a Predecessor Company prior to the Effective Date, his period of employment with such company shall be included in his period of Service.

2.33	“Trust Agreement” means the agreement or agreements between the Corporation and a Trustee in connection with the Plan.

2.34	“Trust Company” means a trust company authorized to do business in Canada.

2.35	“Trustee” means the Trust Company or Companies and/or Insurance Company or Companies selected by the Committee to hold the funds of the Plan pursuant to the Trust Agreement or agreements entered into in connection with the Plan.

2.36	“Trust Fund” shall mean one or more of the trust funds established to receive the contributions under the Plan as provided in Article 14.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 12

2.37	“Valuation Date” shall mean any date on which the Participant’s accounts are valued in accordance with Article 9.04.

For purposes of the Plan, words in the masculine gender will also include the feminine gender, unless clearly indicated otherwise; words in the singular may include the plural or the plural may include the singular.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 13

Article 3 , Participation and Enrollment

3.01	An Employee shall become a Participant on the earlier of the following dates:

(a)	in the case of an Employee who elects to transfer funds from a previous employer’s registered pension plan in accordance with Article 4.07(a), the date on which such funds are received by the Trustee, or

(b)	in the case of an Eligible Employee, the date on which he elects to participate, which shall be the beginning of the first pay period in any month following the month in which he first became an Eligible Employee. Prior to May 1, 1998 an Eligible Employee may participate at the beginning of the first pay period after becoming an Eligible Employee or at the beginning of the first pay period in any subsequent calendar quarter.

3.02	An Employee who elects to become a Participant must complete and file the Appropriate Form and such other authorizations and designations as may be specified by the Employer, at least 30 days prior to the beginning of the month in which participation is to begin. In the case of an Employee who becomes a Participant in accordance with Article 3.01 (a) prior to becoming an Eligible Employee, such forms shall be completed and filed as soon as is reasonably possible.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 14

Article 4 , Participant Contributions

Basic Contribution

4.01	A Participant who is an Eligible Employee may contribute to the Plan, at his discretion, an amount equal to 1%, 2%, 3%, 4%, 5% or 6% of his Covered Earnings (hereinafter referred to as his Basic Contribution).

Additional Contribution

4.02	If the Basic Contribution of a Participant is at a rate of 6%, he may elect to contribute additional amounts (hereinafter referred to as his Additional Contribution) in increments of 1% up to an aggregate (including the Basic Contribution rate) of 15% of his Covered Earnings.

Changes in Contribution Rate

4.03	A Participant may vary his contribution rate, effective at the beginning of the first pay period in any month, by contacting the Trustee’s Customer Service via the call centre by the 25th day of the prior month. Prior to May 1, 1998, a Participant may vary his contribution rate quarterly, provided the Appropriate Form is filed at least 30 days in advance. Contributions may be suspended entirely at any time by the Participant by filing a written request on the Appropriate Form.

4.04	An Eligible Employee who has suspended his contributions may start contributing to the plan again effective at the beginning of the first pay period in any month by contacting the Trustee’s Customer Service via the call centre by the 25th of the prior month.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 15

Administration

4.05	All Participant Basic and Additional Contributions shall be made through payroll deduction.

4.06	Participant Contributions are automatically suspended when a Participant stops receiving Covered Earnings through the regular payroll. Participant Contributions resume immediately upon resumption of payment of Covered Earnings to the Participant through the regular payroll. For greater certainty, Participant Contributions are not permitted after Retirement.

Lump Sum Transfers and Lump Sum Contributions

4.07 (a)	An Employee, even prior to becoming an Eligible Employee, may transfer funds from a previous employer’s registered pension plan to the Group Retirement Savings Plan to be invested pursuant to selected Investment Options.

(b)	A Participant may transfer funds at any time from any other registered retirement savings vehicle to the Group Retirement Savings Plan to be invested pursuant to selected Investment Options.

(c)	Where any such transfers of funds are required to be locked-in, they will be held in separate locked-in Investment Options in the Group Retirement Savings Plan.

4.08	A Participant may make lump sum contributions to one or more of the Investment Options. Such lump sum contributions must be made by cheque to the Trustee at any time.

4.09	Any lump sum transfers or lump sum contributions made in accordance with Article 4.07 or 4.08 above are not eligible for any Employer Matching Contributions.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 16

Article 5 , Employer Contributions

Basic Matching Contribution

5.01	The Employer shall contribute to the Plan monthly on behalf of each Participant, 50% of the Participant’s Basic Contribution made in that month (hereinafter referred to as the Basic Matching Contribution).

5.02	Notwithstanding the above, Employer Basic Matching Contributions shall only be made respecting Participant Basic Contributions made after the Participant has one year of Service.

5.03	Subject to Article 10, Employer Matching Contributions are credited to Participant Accounts on a monthly basis.

Forfeitures

5.04	Any portion of a Participant’s Accounts in which he does not have a vested interest in accordance with Article 10 at the time of termination of employment shall be forfeited, and shall either be paid to the Employer or be applied to reduce Employer Contributions.

5.05	Notwithstanding the above, Employer Basic Matching Contribution shall be subject to reduction or suspension pursuant to Article 11.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 17

Article 6 , Participant Plan Arrangements

6.01	At the Participant’s discretion and subject to conditions stated, the Participant Contributions made by payroll deduction shall be paid to the appropriate Trust Funds according to one of the following arrangements (hereinafter referred to as Participant Plan Arrangements):

(a)	“Arrangement I” Under this Participant Plan Arrangement, Participant Contributions made by payroll deduction shall first be directed to the GRSP up to the maximum amount deductible by the Participant under the Applicable Tax Legislation. The Participant shall indicate to to the Trustee when limits have been reached and direct such excess to the EPSP.

(b)	“Arrangement II” Under this Participant Plan Arrangement, all Participant Contributions made by payroll deduction shall be directed to the EPSP.

6.02	A Participant may change his Participant Plan Arrangement applicable to future Participant Contributions effective at the beginning of the first pay period in any month, provided he provides direction to the Trustee by contacting the Trustee’s Customer Service via the call centre by the 25th day of the prior month

6.03	A Participant who makes a lump sum contribution in accordance with Article 4.08 shall indicate whether the lump sum contribution is to be directed to the GRSP or to the EPSP.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 18

Article 7 , Employer Plan Arrangements

7.01	Employer Contributions shall be directed to the DPSP up to the lesser of the following limits under the Applicable Tax Legislation as they apply for the Plan Year in which the Employer Contributions are actually made:

(a)	1/2 of the money purchase limit for the Plan Year, and

(b)	the lesser of:

(i)	18% of the Participant’s compensation, and

(ii)	the money purchase limit for the Plan Year

minus the Participant’s pension adjustment associated with the Retirement Income Plan for the Plan Year as outlined in Subsection 147(5.1) of the Income Tax Act (Canada) or any other applicable limits outlined in the Applicable Tax Legislation.

If the Employer Contributions exceed the amount referred to above, such excess shall be directed to the EPSP.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 19

Article 8 , Investment Options

Investment Options

8.01	The following Investment Options are available:

(a)	“Canadian Equity Fund” A fund invested in common stocks of established Canadian companies.

(b)	“Diversified Fund” A fund invested in a mix of equities, bonds, and money market securities.

(c)	Before November 1, 1999 “Moore Corporation Stock Fund” A fund invested in Moore Corporation Limited common stock. Effective November 1, 1999 the Moore Corporation Stock Fund is changed from a pooled fund to directly held shares of Moore Corporation common stock.

(d)	“GIC Fund” A fund invested in three year Guaranteed Investment Certificates.

(e)	“Global Equity Fund” A fund invested primarily in common stocks of companies outside of Canada.

(f)	“Bond Fund” A fund invested in high quality bonds of the federal and provincial government and in corporate fixed income securities.

(g)	“Money Market Fund” A fund invested in high quality short-term government and corporate securities, including Canadian treasury bills and commercial paper.

(h)	Directly held Guaranteed Investment Certificates in one, two, three, four or five year terms.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 20

Allocation Among Funds

8.02	A Participant must direct how his Participant Contributions, including his Basic Contributions, Additional Contributions, lump sum contributions and transfers are to be allocated among the Investment Options. Contributions may be invested in any of the Investment Options or may be allocated among the Investment Options in multiples of 5%, subject to the applicable limit in the Global Equity Fund. Employer Contributions made after January 1, 1998 will be allocated in the same proportions.

Participant Contributions will be allocated to the Investment Options for GRSP or Investment Options for EPSP based on the Participant’s elected Participant Plan Arrangement.

Employer Contributions will be allocated to the Investment Options for DPSP or Investment Options for EPSP based on the Employer arrangement described in Article 7.

8.03 (a)	The allocation of Participant Contributions among Investment Options must be made on the Appropriate Form. Subsequent changes may be made in the allocation at any time provided that the Participant directs the Trustee by contacting the Trustee’s Customer Service via the call centre. Subject to paragraph (b), both past service contributions and future service contributions may be reallocated.

(b)	Notwithstanding paragraph (a), Employer Basic Matching Contributions made on behalf of all Participants prior to January 1, 1998 were made to the Diversified Fund and may only be reallocated once they are vested in accordance with Article 10. Further, all Employer Supplementary Matching Contributions made prior to January 1, 1998 were invested in the Moore Corporation Stock Fund and may not be reallocated.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 21

8.04	Prior Participant DPSP Contributions are to be invested in the Investment Options for DPSP in the same proportions as other past service Participant Contributions.

8.05	The income of an Investment Option arising from dividends, interest payments and all other distributions shall be reinvested in the same Investment Option. Dividends earned through investment in the Moore Corporation Stock Fund will be used to purchase additional Moore Corporation Limited common stock.

8.06	At any time, a Participant may transfer Participant Contributions between the EPSP and GRSP. Directions for such transfers must be given by the Participant directly to the Trustee by contacting the Trustee’s Customer Service via the call centre.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 22

Article 9 , Participant Accounts

Set-up of Accounts

9.01	A separate Participant Account shall be established with respect to each Trust Fund and each Investment Option to which a Participant’s Contributions and the Employer Contributions made on his behalf are credited.

Allocation of Income

9.02	All income received, capital gains made and capital losses sustained by each Trust Fund and each Investment Option during a given Plan Year shall be allocated to the appropriate Participant Account during that year or within 90 days after the end of that year, unless they have been allocated in previous years.

Valuation of Accounts Other than Those Established for Moore Corporation Stock Fund

9.03	On each business day of each month the Participant Account shall be valued, hereinafter referred to as the Valuation Date.

9.04	Amounts credited to a Participant Account by way of contributions or transfers and amounts credited or charged to a Participant Account by way of inter-Investment Option transfer as described in Article 8.02 and 8.03, shall be used to purchase units or shares of the applicable Investment Options based on the next available Valuation Date.

9.05	The value of a Participant Account shall be equal, at any date, to the number of units or shares of each Investment Option multiplied by the applicable unit or share value at the Valuation Date coincident with or immediately preceding such date, plus or minus the amounts credited or charged to the amount since that Valuation Date.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 23

Valuation of Accounts Established for Moore Corporation Stock Fund

9.06	In any month, the aggregate amount to be credited to Participant Accounts established for the Moore Corporation Stock Fund made up of contributions and transfers, shall be used to purchase shares of Moore Corporation Limited common stock. Once the dollar amount has been established, shares will be purchased within five business days following the receipt of all monthly contributions. A pro-rata number of shares, including fractions of shares, will be allocated to each individual Participant Account based on the corresponding dollar amounts credited or charged to such Participant Accounts.

9.07	Brokerage fees for the purchase of shares in connection with Article 9.06 above will be charged to Participant Accounts on a pro-rata basis.

9.08	The dollar value of a Participant Account established with respect to the Moore Corporation Stock Fund on any date shall be equal to the then current market value of Moore Corporation Limited common stock multiplied by the number of shares held in the Participant Account, plus or minus the amounts credited or charged to the account but not yet used to purchase or sell shares.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 24

Article 10 , Vesting

10.01	Each Participant has a complete and fully vested right in the value of his own Participant Contributions.

10.02	A Participant shall be fully vested in the value of the Employer’s Contributions after 24 months of participation in the Plan.

10.03	Notwithstanding the foregoing provisions of this Article, Participants shall, at all times, be 100% vested in the Employer Contributions directed toward the EPSP.

10.04	Notwithstanding the foregoing provisions of this Article, Participants shall be fully vested in Employer Contributions

(a)	in the event of the termination of the Plan,

(b)	in the event of the partial termination of the Plan (if such Participant is affected by such partial termination),

(c)	in the event of the complete discontinuance of Employer Contributions to the Plan, or

(d)	upon the Participant’s Retirement, death or Disability.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 25

Article 11 , Withdrawal Privileges

11.01	Effective July 1, 2001, a Participant may withdraw some or all of the value of his Participant Contributions at any time during his employment with the Employer provided that

(a)	on the first withdrawal in any 12 month period the Employer Basic Matching Contribution otherwise payable on a monthly basis shall be suspended for a twelve month period immediately following the withdrawal; and

(b)	where the Participant makes more than one withdrawal in a 12 month period, participation in the Plan shall be suspended for one year immediately following the withdrawal.

11.02	Notwithstanding Articles 11.01 above, where a Participant withdraws the value of his Participant Contributions for hardship reasons, his participation shall not be suspended and his Employer Contributions shall not be suspended. “Hardship” for purposes of this Article 11.02 is defined as one or more of the following respecting the Participant:

(a)	Purchase of a primary residence,

(b)	Payments necessary to avoid eviction from primary residence or foreclosure of a mortgage on primary residence,

(c)	Tuition payments including for the Participant or his dependants,

(d)	Medical expenses for the Participant or his dependants, which are not covered by either provincial medical plans or by the Corporation’s medical plan, or

(e)	Payments made as a result of a court order.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 26

11.03	A Participant may withdraw the value of his vested Employer Contributions during employment with the Employer for hardship reasons in which case his participation shall not be suspended and his Employer Contributions shall not be reduced.

“Hardship” for purposes of this Article 11.03 is defined as one or more of the following in respect of a Participant:

(a)	Payments necessary to avoid eviction from his primary residence or foreclosure of a mortgage on his primary residence, or

(b)	Medical expenses for the Participant or his dependants not covered by either provincial medical plans or by the Corporation’s medical plan.

11.04	Where a Participant wishes to withdraw either Participant or Employer Contributions due to pressing financial need and his situation is not addressed in Article 11.02 or 11.03, the case will be reviewed by the Pension Committee.

Article 12 , Distribution on Termination of Employment

Distribution on Termination of Employment

12.01	When a Participant’s employment with the Employer is terminated, the total value of his vested Participant Accounts shall be distributed to him or, if distribution is being made by reason of death, to his Beneficiary.

Notwithstanding the above, where the Participant’s termination of employment is due to Retirement, the Participant may elect to continue participation in the Plan, and to have his Participant Accounts distributed to him at such later date as he may choose. In any event, Participant Accounts invested in Registered Plans must be distributed by the end of the year in which the Participant attains age 69. On the Participant’s death after Retirement, his Participant Accounts shall be distributed to his Beneficiary.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 27

Distribution shall be made in accordance with the provisions of Article 13.

Valuation

12.02	The value of vested Participant Accounts for purposes of Article 12.01 shall be based on the value as of the Valuation Date coincident with the day of termination of employment or death or coincident with the day in which a retired Participant elects distribution of his Accounts. However, if the Participant (or in the case of the Participant’s death, his Beneficiary) fails to make a claim for benefits to the Employer on the Appropriate Form prior to such Valuation Date, the Employer in its sole discretion, may value Participant Accounts for purposes of Article 12.01 as of any subsequent Valuation Date but not later than the Valuation Date coincident with or next following the receipt of a claim for benefits from the Participant (or in the case of the Participant’s death, his Beneficiary).

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 28

Article 13 , Payments of Benefits

Cash

13.01	Subject to Articles 13.02 to 13.05, all amounts distributable pursuant to Article 12, shall be available in cash and in a lump sum as soon as practicable after the Valuation Date as of which payment is to be made and in all events, within 60 days of such Valuation Date. Where necessary, tax will be withheld.

Amounts Invested in Investment Options for Registered Plans

13.02	The portion of the Participant’s entitlement which represents amounts held in Registered Plans (except for Prior Participant DPSP Contributions) may, at the Participant’s election, be

(a)	transferred to another plan registered under the Applicable Tax Legislation, or

(b)	used to purchase an annuity contract as permitted under the Applicable Tax Legislation.

Prior Participant DPSP Contributions must be taken in cash.

13.03	In the case of a Participant’s death, and where the Participant’s Beneficiary is his spouse, the portion of the entitlement held in Registered Plans (except for Prior Participant’s DPSP Contributions) may, at the spouse’s election, be

(a)	transferred to another plan registered under the Applicable Tax Legislation, or

(b)	used to purchase an annuity contract as permitted under the Applicable Tax Legislation.

Prior Participant DPSP Contributions must be taken in cash.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 29

Amounts Invested in Moore Corporation Stock Fund

13.04	Further to 13.02 and 13.03 above, where amounts to be transferred were invested in the Moore Corporation Stock Fund and held in Registered Plans, whole shares of Moore Corporation Limited stock may be transferred to a self-directed registered retirement savings plan provided that a minimum number of shares are available to be transferred. In addition, an amount of money representing the value of any fractional shares will be transferred.

13.05	Notwithstanding 13.01 above, where amounts to be distributed were invested in the Moore Corporation Stock Fund and held in the EPSP, the Participant (or, in the event of the Participant’s death, his Beneficiary) may elect to receive such amounts in whole shares of Moore Corporation Limited stock, provided that a minimum number of shares stand to the Participant’s credit in the Fund. In addition, the value of any fractional shares will be paid in cash.

No Direction Given by Participant

13.06	Subject to Article 13.07, Participant Accounts shall be distributed pursuant to Article 12.01 and Article 13.01 to 13.05 upon receipt by the Employer of the duly completed Appropriate Form providing the necessary directions. If direction for distribution is not received within 90 days of receipt of the Appropriate Form, the Employer shall arrange to have all amounts transferred to a non-registered fund established with the Trustee, for the benefit of the applicable member, less withholding tax, if applicable. Where appropriate, the Employer may arrange to transfer the portion of the Participant’s entitlement which represents amounts invested in Investment Options for Registered Plans (excluding Prior Participant DPSP Contributions) to a variable rate individual registered retirement savings plan, established with the Trustee.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 30

Incapacity

13.07	Upon receipt by the Employer of notice or evidence of legal proceedings establishing the incapacity of a Participant to receive or acknowledge receipt for any distribution, the Employer may make distribution due to the Participant only to the duly appointed legal representative or other named beneficiary of the Participant under the Plan.

Identity of Proper Payee

13.08	The determination by the Employer, in accordance with guidelines set forth by the Trustee, as to the identity of the proper payee for any payment and the amount properly payable shall be conclusive, and payment in accordance with such determination shall constitute a complete discharge of all obligations or account thereof.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 31

Article 14 , Administration

Plan

14.01	The Pension Committee shall be responsible for administration of the Plan consistent with its mandate and rules and regulations from time to time. The Committee may delegate to third parties any part of the administration of the Plan and shall determine the scope of such delegation. The Committee may employ such legal, actuarial, medical, accounting, clerical and other assistance as it may require in carrying out the provisions of the Plan.

14.02	Except as otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any matter arising thereunder in connection with the administration of the Plan. Its decisions and records shall be conclusive and binding upon the Employer, Participants and all other persons having any interest under the Plan.

14.03	The members of the Committee and the Corporation shall be entitled to rely upon any table, valuations, computations, estimates, certificates and reports furnished by the actuary, upon any opinions furnished by legal counsel, upon any certificates and reports furnished by the accountant, and upon any reports furnished by the Fund Manager and Trustee. The members of the Committee and the Corporation shall be fully protected and shall not be liable in any manner whatsoever for anything done or action taken or suffered in reliance upon the actuary, accountant, Fund Manager, Trustee or counsel.

14.04	The Committee or the Corporation may require satisfactory proof of age or of any other matter material under the Plan from or with respect to any Employee, Participant or Beneficiary and no such person shall acquire any rights or be entitled to receive any benefits under the Plan until such proof shall be furnished as so required.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 32

14.05	Neither any member of the Committee nor the Corporation or any of its employees shall be liable to any Employees, Participant, Beneficiary or other person whatsoever respecting the operation or administration of the Plan except in circumstances of fraud or bad faith.

14.06	The Committee shall provide each Participant with a written explanation of the terms of the Plan and any amendments thereto applicable to him together with an explanation of the rights and duties of the Participant with reference to the benefits available to him under the terms of the Plan.

Trust Funds

14.07	The Corporation shall establish separate Trust Funds for the Group Retirement Savings Plan, Deferred Profit Sharing Plan and the Employees Profit Sharing Plan.

14.08	All Participant Contributions and Employer Contributions shall be paid into the appropriate Trust Fund as provided in Article 6 and Article 7.

14.09	The Trust Funds shall be administered by a Trustee in accordance with the terms of the Trust Agreement.

14.10	Subject to Article 14.11 all funds under the Plan shall be held in the Trust Funds for the exclusive benefit of Participants and their Beneficiaries as provided for in the Plan. Only the amounts forfeited by terminating Participants may be refunded to the Employer.

Costs

14.11	All administrative costs of the Plan shall be charged on a pro-rata basis to the Participant Accounts.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 33

Article 15 , Amendment, Modification, Suspension or Termination

Corporate Authority

15.01	The Corporation, by action of its Board of Directors, reserves the right at any time to amend, modify, suspend or terminate the Plan, any contributions thereunder, the Trust Funds, or any contract relating to the Plan, in whole, or in part for any reason and without the consent of any Participant or Beneficiary, including the right to change the Fund Manager and the Trustee.

Limitations

15.02	A modification or amendment or termination of the Plan shall not

(a)	retroactively impair any rights under the Plan already earned by any Participant or Beneficiary except as may be required to qualify or maintain the Plan, Trust Fund, any Registered Plan, or any contract forming part of the Plan in accordance with the Applicable Tax Legislation.

(b)	allow any part of the funds of the Plan to be used for any purpose other than for the benefit of Participants and Beneficiaries under the Plan except for such amounts as may be required to pay taxes or administrative costs as described in Article 14.11 or such forfeited amounts as may be refunded to the Employer as described in Articles 5.07 and 14.10.

Notice

15.03	Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Corporation to the Trustee and, in the case of any change which may affect their interests, to all Participants.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 34

Associated Company

15.04	If any Associated Company which has come within the definition of Employer subsequently adopts a different plan or amends the Plan for all or part of its employees, or if any such employer withdraws or is withdrawn from the Plan, or discontinues the Plan with respect to all or part of its employees, the Committee shall determine the appropriate treatment of non-vested Employer Contributions which shall be allocated to the Employees of such employer who are thereby affected. If a separate plan is being continued for such employees, such employer shall designate a successor Fund Manager and/or Trustee under a separate instrument to whom such allocable funds shall be transferred with respect to all or the specified classifications of its employees, as the case may be. If the Plan is discontinued with respect to all or part of such employer’s employees, such allocable funds shall be allocated with respect to each employee affected and shall be applied pursuant to Article 13.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 35

Article 16 , General Provisions

16.01	The Corporation shall have no liability for payments under the Plan, except for the payment of Employer Contributions in accordance with the terms of the Plan up to its termination date. Participants and Beneficiaries shall look solely to the assets of the Trust Funds for any payments or distributions under the Plan.

16.02	The Corporation shall not be liable for:

(a)	the investment performance of the Trust Funds; or

(c)	matters relating to the deductibility or limits of any Participant Contributions, or availability of tax-sheltered transfers into, out of or within Plan, under the Applicable Tax Legislation; or

(d)	compliance with foreign content rules under Applicable Tax Legislation.

No Assignment or Alienation

16.03	No payment or distribution under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt by anyone to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void.

No Employment Rights

16.04	The establishment of the Plan shall not be construed as conferring any legal rights upon any Employee or any person for continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee without regard to the effect which such action might have upon him as a Participant in the Plan.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 36

Currency

16.05	All Participant Contributions and Employer Contributions to the Plan and all payments under Plan shall be payable in lawful currency of Canada.

Integral Part of the Plan

16.06	The Group Retirement Savings Plan, Deferred Profit Sharing Plan and Employee Profit Sharing Plan constitute an integral part of the Plan and shall be read in conjunction with the provisions of the Plan.

Conflicts between Provisions

16.07	The provisions of the Plan shall apply to the GRSP, DPSP and EPSP except that, in the event of conflict between the provisions of the Plan and any of the provisions of either the GRSP or DPSP, the provisions of the GRSP and DPSP shall prevail.

Acceptance of Terms and Conditions

16.08	Participation in the Plan shall be construed as acceptance of, and agreement by a Participant to be bound by the terms and conditions of the Plan.

Applicable Law

16.09	The provisions of the Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario.

Designation of Beneficiary

16.10	A Participant must file a written notice with the Employer, on the Appropriate Form, to designate a Beneficiary to receive the benefits payable on this death under the terms of the Plan and may alter or revoke such designation from time to time, as allowed under any applicable legislation.

Moore Corporation Limited
Savings Plan
Amended and Restated as of July 1, 2001	Page 37

No Advantage

16.11	No advantage, other than as provided for in the Plan, that is conditional in any way on the existence of the Plan, shall be extended to the Participant or to a person with whom the Participant was not dealing at arms’ length.

Moore Corporation Limited Savings Plan

Amendment No. 1

WHEREAS Moore Corporation Limited (the “Corporation”) maintains the Moore Corporation Limited Savings Plan (the “Plan”), which was originally effective January 1, 1986, and was most recently amended and restated as of July 1, 2001; and

WHEREAS in accordance with Article 15 of the Plan, the Corporation has the right to amend the Plan; and

WHEREAS the Corporation wishes to amend the Plan as of January 1, 2002;

NOW THEREFORE BE IT RESOLVED THAT, effective January 1, 2002:

“1.	Article 2.12 be modified as follows:

“Eligible Employee” shall mean an Employee as defined under Article 2.13.”

“2.	Article 7.02 is added as follows:

Notwithstanding Article 7.01, all Employer Contributions for high income earners, as determined in accordance with the rules of the Corporation, shall be directed to the EPSP.”

“3.	Article 10.02 be modified as follows:

Each Participant has a complete and fully vested right in the value of the Employer Contributions.”

“4.	Articles 10.03 and 10.04 are deleted.”

“5.	Article 12.03 is added as follows:

For purposes of Article 12.01, a Participant who is transferred within the Employer to a location outside of Canada shall be considered as having terminated his employment with the Employer.”

“6.	Article 13.04 be modified as follows:

Further to 13.02 and 13.03 above, where amounts to be transferred were invested in the Moore Corporation Stock Fund and held in Registered Plans, whole shares of Moore Corporation Limited stock may be transferred to a self-directed registered retirement savings plan. In addition, an amount of money representing the value of any fractional shares will be transferred.”

Moore Corporation Limited Savings Plan
Amendment No. 1
Page 2.

“7.	Article 13.05 be modified as follows:

Notwithstanding 13.01 above, where amounts to be distributed were invested in the Moore Corporation Stock Fund and held in the EPSP, the Participant (or, in the event of the Participant’s death, his Beneficiary) may elect to receive such amounts in whole shares of Moore Corporation Limited stock. In addition, the value of any fractional shares will be paid in cash. “

/s/ Thomas J. Quinlan	August 12, 2002
Signature	Date

Executive Vice President, Treasurer
Title

MOORE WALLACE INCORPORATED

SAVINGS PLAN

AMENDMENT NO. 2

WHEREAS Moore Corporation Limited (the “Corporation”) established the Moore Corporation Limited Savings Plan (the “Plan”) effective January 1, 1986; and

WHEREAS in accordance with Article 15 of the Plan, the Corporation reserves the right at any time to amend the Plan; and

WHEREAS by Articles of Amendment dated May 15, 2003, the Corporation changed its name to Moore Wallace Incorporated (“Moore Wallace”); and

WHEREAS Moore Wallace and R.R. Donnelley & Sons Company (“R.R. Donnelley”) have entered into a combination agreement dated as of November 8, 2003 pursuant to which R.R. Donnelley has agreed to acquire all of the issued and outstanding common shares of Moore Wallace by offering holders of Moore Wallace common shares 0.63 of a share of R.R. Donnelley common stock for each Moore Wallace common share pursuant to a plan of arrangement (the “Arrangement”); and

WHEREAS one of the Investment Options made available to participants under the Plan is the purchase of Moore Wallace common shares and upon the completion of the Arrangement, all future investments under the Plan directed to the purchase of Moore Wallace common shares will be invested in shares of R.R. Donnelley common stock; and

WHEREAS in accordance Article 15 of the Plan, Moore Wallace wishes to amend the Plan to reflect the change of name of the Corporation and the change in the Investment Option described above.

NOW THEREFORE BE IT RESOLVED THAT, the Plan is amended as follows:

1.	Article 2.07 is deleted effective May 15, 2003 and replaced with the following: “Corporation” means Moore Wallace Incorporated (known as Moore Corporation Limited before May 15, 2003) and any successor corporation, provided that reference to any action to be taken, approval to be given or power or discretion to be exercised by the Corporation shall refer to the Board of Directors or any officer or employee of the Corporation duly authorized by the Board of Directors in that behalf.

2.	Article 2.09 is deleted effective May 15, 2003 and replaced with the following:

“Deferred Profit Sharing Plan” or “DPSP” means the Moore Wallace Incorporated Deferred Profit Sharing Plan established to receive contributions in accordance with the provisions of the Plan.

3.	Article 2.14 is deleted effective May 15, 2003 and replaced with the following:

“Employee Profit Sharing Plan” or “EPSP” means the Moore Wallace Incorporated Employee Profit Sharing Plan established to receive contributions in accordance with the provisions of the Plan.

4.	Article 2.20 is deleted effective May 15, 2003 and replaced with the following:

“Group Retirement Savings Plan” or “GRSP” means the Moore Wallace Incorporated Group Retirement Savings Plan established to receive contributions in accordance with the provisions of the Plan and, based on which, individual contracts registered under Applicable Tax Legislation will be issued.

5.	Article 2.26 is deleted effective May 15, 2003 and replaced with the following:

“Plan” means the Moore Wallace Incorporated Savings Plan, as amended from time to time.

6.	Article 2.31 is deleted effective May 15, 2003 and replaced with the following:

“Retirement Income Plan” or “RIP” means the Retirement Income Plan of Moore Wallace Incorporated.

7.	Article 8.01 (c) is deleted upon the effective time of the Arrangement and replaced with the following:

“R.R. Donnelley & Sons Company Common Stock” Before November 1, 1999, this Investment Option, known then as the “Moore Corporation Stock Fund” was a fund invested in Moore Corporation Limited common stocks. Effective November 1, 1999, the Moore Corporation Stock Fund was changed from a pooled fund to directly held shares of Moore Corporation Limited common stock, which became Moore Wallace Incorporated common stock effective May 15, 2003. Pursuant to a plan of arrangement and, upon the effective time of the arrangement, in accordance with a combination agreement dated November 8, 2003 between Moore Wallace Incorporated and R.R. Donnelly & Son Company, Moore Wallace Incorporated common stock held under the Plan shall be exchanged for shares of common stock of R.R. Donnelley & Sons Company.

8.	Article 8.02 is amended upon the effective time of the Arrangement by deleting the second sentence of the first paragraph and replacing it with the following:

Contributions may be invested in any of the Investment Options or may be allocated among the Investment Options in multiples of 5%, subject to the limit on investment in foreign property described in Article 8.07.

9.	Article 8.03(b) is amended upon the effective time of the Arrangement by deleting the words “and may not be reallocated” from the end of the second sentence.

10.	Article 8.05 is deleted effective May 15, 2003 and replaced with the following:

The income of an Investment Option arising from dividends, interest payments and all other distributions shall be reinvested in the same Investment Option. Dividends earned through investment in the Investment Option described in paragraph (c) of Article 8.01, however, will be used to purchase additional shares of such common stock.

11.	Article 8.07 is added upon the effective time of the Arrangement as follows:

8.07 Re-balancing of Excess Foreign Property Investments

(a)	Investments in the Global Equity Fund and in R.R. Donnelley & Sons Company Common Stock are foreign property, as defined in Applicable Tax Legislation (“Foreign Property”).

(b)	A Participant may direct the Trustee to re-balance the Participant’s GRSP Accounts among the Investment Options for compliance with the Foreign Property investment limit prescribed under Applicable Tax Legislation (the “Foreign Property Limit”) or such other lesser limit as indicated by the Participant. Where the Participant has directed the Trustee to re-balance the Participant’s GRSP Accounts when the Foreign Property Limit or such other lesser limit has been exceeded, the Trustee shall transfer sufficient amounts from the Investment Option(s) in the Participant’s GRSP

Accounts that hold(s) such excess investments in Foreign Property to the remaining Investment Options selected by the Participant for the Participant’s GRSP Accounts.

(c)	The Trustee shall re-balance each Participant’s DPSP Accounts among the Investment Options for compliance with the Foreign Property Limit as if the aggregate of the Participant’s DPSP Accounts were a separate plan or trust subject to the Foreign Property Limit. In the event the investment in a Participant’s DPSP Accounts exceed the Foreign Property Limit, the Trustee shall transfer sufficient amounts from the Investment Option(s) in the Participant’s DPSP Accounts that hold(s) such excess investments in Foreign Property to the remaining Investment Options selected by the Participant for the Participant’s DPSP Accounts.

(d)	Any re-balancing required under paragraph (b) and (c) above shall occur by reducing the investments in the Investment Option(s) that hold Foreign Property in proportion to the holdings in each such Investment Option and by increasing the investments in all other Investment Option(s) selected by the Participant in proportion to the holdings in each such other Investment Option.

12.	The heading in respect of Article 9.03 is deleted upon the effective time of the Arrangement and replaced with the following:

Valuation of Accounts Other than Those Established for R.R. Donnelley & Sons Company Common Stock

13.	The heading in respect of Article 9.06 is deleted upon the effective time of the Arrangement and replaced with the following:

Valuation of Accounts Established for R.R. Donnelley & Sons Company Common Stock

14.	Article 9.06 is deleted upon the effective time of the Arrangement and replaced with the following:

In any month, the aggregate amount to be credited to Participant Accounts established for R.R. Donnelley & Sons Company Common Stock made up of contributions and transfers, shall be used to purchase shares of R.R. Donnelley & Sons Company common stock. Once the dollar amount has been established, shares will be purchased within five business days following the receipt of all monthly contributions. A pro-rata number of shares, including fractions of shares will be allocated to each individual Participant Account based on the corresponding dollar amounts credited or charged to such Participant Accounts.

15.	Article 9.08 is deleted upon the effective time of the Arrangement and replaced with the following:

The dollar value of a Participant Account established with respect to shares of R.R. Donnelley & Sons Company Common Stock on any date shall be equal to the then current market value of R.R. Donnelley & Sons Company common stock multiplied by the number of shares held in the Participant Account, plus or minus the amounts credited or charged to the account but not yet used to purchase or sell shares.

16.	The heading in respect of Article 13.04 shall be deleted upon the effective time of the Arrangement and replaced with the following:

Amounts invested in R.R. Donnelley & Sons Company Common Stock

17.	Article 13.04 is deleted upon the effective time of the Arrangement and replaced with the following:

Further to 13.02 and 13.03 above, where amounts to be transferred were invested in shares of R.R. Donnelley & Sons Company Common Stock and held in Registered Plans, whole shares of R.R. Donnelley & Sons Company common stock may be transferred to a self-directed registered retirement savings plan. In addition, an amount of money representing the value of any fractional shares will be transferred.

18.	Article 13.05 is deleted upon the effective time of the Arrangement and replaced with the following:

Notwithstanding 13.01 above, where amounts to be distributed were invested in shares of R.R. Donnelley & Sons Company Common Stock and held in the EPSP, the Participant (or, in the event of the Participant’s death, his Beneficiary) may elect to receive such amounts in whole shares of R.R. Donnelley & Sons Company common stock. In addition, the value of any fractional shares will be paid in cash.

19.	All other terms and conditions of the Plan shall remain unamended and in full force and effect.

AND BE IT FURTHER RESOLVED THAT the chairman and one other member of the Management Pension Committee established to administer the Plan be, and they hereby are, authorized and directed to execute and deliver in the name and on behalf of the Management Pension Committee or the Corporation, all documents, instruments and agreements and to take all such other action as may be appropriate and requisite for the purpose of carrying into effect the foregoing provisions of this Resolution, including, without limitation, authority to further amend the Plan, on the advice of counsel advising in these matters, where such amendments are requested by the trustee appointed for the Plan or are otherwise deemed appropriate in the circumstances.

DATED             2/27                , 2004

MOORE WALLACE INCORPORATED

By:	/s/ Heidi J. Marnoch

Heidi J. Marnoch Chairman of Management Pension Committee

By:	/s/ Andrew B. Panega

Name: Andrew B. Panega Title: SVP. Human Resources